Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter and Fiscal 2025 Results
2025 Fourth Quarter Highlights
•Net earnings per diluted share of $1.93; $2.03 excluding adjustments of:
◦$123 million mark-to-market gains on technology investments, and
◦$156 million one-time loss on previously announced Millrose Properties, Inc. ("Millrose") exchange offer
•Net earnings of $490 million
•New orders increased 18% year over year to 20,018 homes
•Backlog of 13,936 homes with a dollar value of $5.2 billion
•Deliveries increased 4% year over year to 23,034 homes
•Total revenues of $9.4 billion
•Homebuilding operating earnings of $718 million
◦ Gross margin on home sales of 17.0%; net margin of 9.1%
•Financial Services operating earnings of $134 million
•Multifamily operating loss of $44 million
•Lennar Other operating earnings of $61 million
•Homebuilding cash and cash equivalents of $3.4 billion
•No outstanding borrowings under the Company's $3.1 billion revolving credit facility
•$1.7 billion outstanding under the Company's term loan facility
•Homebuilding debt to total capital of 15.7%
•Completed non-cash repurchase of 8.0 million Lennar shares through Millrose exchange offer
2025 Fiscal Year Highlights
•Net earnings per diluted share of $7.98; $8.06 excluding adjustments of:
◦ $130 million mark-to-market gains on technology investments, and
◦ $156 million one-time loss on Millrose exchange offer
•Net earnings of $2.1 billion
•New orders increased 9% year over year to 83,978 homes
•Deliveries increased 3% year over year to 82,583 homes
•Total revenues of $34.2 billion
•Gross margin on home sales of 17.7%; net margin of 9.3%
•Completed spin-off of Millrose and acquisition of Rausch Coleman Homes' homebuilding operations in February
•Repurchased 22.1 million shares; 14.1 million shares of Lennar common stock for $1.7 billion in cash and 8.0 million shares through Millrose exchange offer
(more)

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Miami, December 16, 2025 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2025. Fourth quarter net earnings attributable to Lennar in 2025 were $490 million, or $1.93 per diluted share, compared to $1.1 billion, or $4.06 per diluted share in the fourth quarter of 2024. Excluding mark-to-market gains on technology investments of $123 million and one-time loss of $156 million on the previously announced Millrose Properties, Inc. ("Millrose") exchange offer, fourth quarter net earnings attributable to Lennar in 2025 were $514 million, or $2.03 per diluted share, compared to fourth quarter net earnings attributable to Lennar in 2024 of $1.1 billion, or $4.03 per diluted share, excluding mark-to-market gains on technology investments of $13 million. Net earnings attributable to Lennar for the year ended November 30, 2025 were $2.1 billion, or $7.98 per diluted share, compared to $3.9 billion, or $14.31 per diluted share for the year ended November 30, 2024. Excluding mark-to-market gains on technology investments of $130 million and one-time loss of $156 million on the Millrose exchange offer, net earnings attributable to Lennar for the year ended November 30, 2025 were $2.1 billion, or $8.06 per diluted share, compared to $3.8 billion, or $13.86 per diluted share for the year ended November 30, 2024, excluding $25 million mark-to-market gains on technology investments and other one-time items.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “Even as interest rates moved slightly lower in our fourth quarter, the overall market remained challenged. Accordingly, our fourth quarter and full year 2025 results reflect a disciplined commitment to increasing housing supply in a market constrained by affordability challenges, as well as weak consumer confidence. Despite the added pressure of a six-week government shutdown, we continued to build and sell homes, adapting as needed to changing market conditions.”
“During the quarter, we delivered 23,034 homes and achieved 20,018 new orders. Our average sales price was $386,000, while our gross margin was 17%, with SG&A at 7.9%, resulting in a net margin of 9.1%.”
“To address continued market declines, we maintained approximately 14% in incentives and price adjustments, while continuing to focus on volume. Deliveries for 2025 exceeded those of 2024 by more than 2,300 homes or approximately 3%, for a total of 82,583.”
“Even as market conditions softened, we prioritized providing supply for a healthier housing market, while driving down costs to support affordability. Our strategy remains consistent and clear: maintain volume, adapt to evolving conditions, reduce costs, and support housing affordability.”
Jon Jaffe, Lennar’s Co-Chief Executive Officer and President, added, “During the fourth quarter, we strategically reduced our starts and sales pace to 3.7 and 4.0 homes per community per month, respectively. We continued to utilize incentives, including mortgage rate buydowns, to sustain sales momentum. Our community count increased to 1,708, allowing for a slower pace per community while maintaining overall volume.”
“Construction cycle times moderated to an average of 127 days, enabling more efficient production. As a result, our inventory turn improved to 2.2 times, supporting both operational efficiency and affordability, with less cash required to produce volume.”

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Mr. Miller concluded, “While affordability and consumer confidence have remained challenging as interest rates moderated, we have focused on adapting to a new normal as the market finds its footing. Against the backdrop of uncertainty, we will give limited guidance on the first quarter and the year ahead. In the first quarter, we expect to deliver between 17,000 and 18,000 homes. We expect our average sales price will be between $365,000 and $375,000, and expect our margin to be lower, as is typical with lower first quarter volume, between 15% to 16% depending on market conditions, with SG&A of approximately 9.5%. We expect that deliveries for the full year will be approximately 85,000 homes.”
“Although the current market presents short-term challenges, we are highly confident that our strong market position and disciplined operating strategy will set us up for long-term success.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2025 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2024
As previously announced, Lennar Corporation completed its acquisition of Rausch Coleman Homes on February 10, 2025. Prior year information includes only stand-alone data for Lennar Corporation for the three months ended November 30, 2024.
Homebuilding
Revenues from home sales decreased 7% in the fourth quarter of 2025 to $8.9 billion from $9.5 billion in the fourth quarter of 2024. Revenues were lower primarily due to a 10% decrease in the average sales price of homes delivered, partially offset by a 4% increase in the number of home deliveries. New home deliveries increased to 23,034 homes in the fourth quarter of 2025 from 22,206 homes in the fourth quarter of 2024. The average sales price of homes delivered was $386,000 in the fourth quarter of 2025, compared to $430,000 in the fourth quarter of 2024. The decrease in average sales price of homes delivered in the fourth quarter of 2025 compared to the same period last year was primarily due to continued weakness in the market and an increased use of sales incentives offered to homebuyers.
Gross margins on home sales were $1.5 billion, or 17.0%, in the fourth quarter of 2025, compared to $2.1 billion, or 22.1%, in the fourth quarter of 2024. During the fourth quarter of 2025, gross margins decreased primarily due to a lower revenue per square foot and higher land costs year over year, which were partially offset by a decrease in construction costs, reflecting the Company’s continued focus on cost-saving initiatives.
Selling, general and administrative expenses were $697 million in the fourth quarter of 2025, compared to $682 million in the fourth quarter of 2024. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 7.9% in the fourth quarter of 2025, from 7.2% in the fourth quarter of 2024, primarily due to less leverage as a result of lower revenues and an increase in marketing and selling expenses.
Financial Services
Operating earnings for the Financial Services segment were $133 million in the fourth quarter of 2025, compared to $154 million in the fourth quarter of 2024. The decrease in operating earnings was primarily due to

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lower volume and profit per loan in the mortgage business as well as lower profit per closed order in the title business as a result of lower average sales price.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $44 million in the fourth quarter of 2025, compared to operating loss of $0.1 million in the fourth quarter of 2024. Operating earnings for Lennar Other segment were $61 million in the fourth quarter of 2025, compared to $0.5 million in the fourth quarter of 2024. Lennar Other operating earnings for the fourth quarter of 2025 were primarily related to mark-to-market gains of $123 million on the Company's technology investments, partially offset by other operating losses. Lennar Other operating earnings for the fourth quarter of 2024 were primarily due to mark-to-market gains on technology investments of $13 million, which was partially offset by other operating losses.
Millrose Exchange/Shares Repurchase
In November, the Company completed the Millrose exchange offer in a non-cash transaction, accepting 8,049,594 shares of Lennar Class A common stock in exchange for 33,298,754 shares of Millrose Class A common stock, which represented 20% of Millrose’s outstanding shares. The exchange resulted in a $1.1 billion reduction in investments in unconsolidated entities and stockholders' equity as of November 30, 2025 and a one-time loss of $156 million in Homebuilding other income (expense), net, in the Company’s consolidated statements of operations and comprehensive income.
Tax Rate
For the quarters ended November 30, 2025 and 2024, the Company had a tax provision of $185 million and $358 million, which resulted in an overall effective income tax rate of 27.4% and 24.6%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits. The increase in the effective tax rate for the fourth quarter of 2025 compared to the prior period was primarily due to the loss related to the Millrose exchange offer not being recognized for tax purposes. On July 4, 2025, the One Big Beautiful Bill Act (the "Act") was enacted, introducing various changes to U.S. Federal tax law. The Act did not have a material impact on the Company's consolidated financial statements for the fiscal year ended November 30, 2025, and the Company is still evaluating the potential impact of the Act on future periods.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the first quarter of fiscal 2026:

New Orders	18,000 - 19,000
Deliveries	17,000 - 18,000
Average Sales Price	$365,000 - $375,000
Gross Margin % on Home Sales	15.0% - 16.0%
S,G&A as a % of Home Sales	About 9.5%
Financial Services Operating Earnings	$105 million - $110 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties; changes in U.S and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings or the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including being able to maintain our land light strategy following the completion of the Millrose spin-off and the Millrose exchange offer; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; labor shortages and/or a decrease in the number of potential homebuyers due to increased enforcement of restrictions on immigration; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business; and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 23, 2025 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, December 17, 2025. The call will be broadcast live on the internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0176 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2025	2024	2025	2024
Revenues:
Homebuilding	$8,885,273	9,548,684	32,266,680	33,906,426
Financial Services	308,827	304,550	1,198,197	1,109,263
Multifamily	158,661	88,917	680,627	411,537
Lennar Other	14,848	4,737	41,430	14,226
Total revenues	$9,367,609	9,946,888	34,186,934	35,441,452

Homebuilding operating earnings	$717,960	1,495,383	3,015,252	5,342,252
Financial Services operating earnings	133,831	154,476	612,466	577,184
Multifamily operating earnings (loss)	(44,207)	(160)	(75,455)	42,635
Lennar Other operating earnings (loss)	60,581	450	(19,099)	(47,967)
Corporate general and administrative expenses	(162,090)	(170,011)	(636,718)	(648,986)
Charitable foundation contribution	(23,034)	(22,206)	(82,583)	(80,210)
Earnings before income taxes	683,041	1,457,932	2,813,863	5,184,908
Provision for income taxes	(185,085)	(358,058)	(705,563)	(1,217,253)
Net earnings (including net earnings attributable to noncontrolling interests)	497,956	1,099,874	2,108,300	3,967,655
Less: Net earnings attributable to noncontrolling interests	7,719	3,660	30,121	35,122
Net earnings attributable to Lennar	$490,237	1,096,214	2,078,179	3,932,533

Basic and diluted average shares outstanding	252,363	267,262	257,746	272,019

Basic and diluted earnings per share	$1.93	4.06	7.98	14.31

Supplemental information:
Interest incurred (1)	$56,386	29,254	184,589	129,310

EBIT (2):
Net earnings attributable to Lennar	$490,237	1,096,214	2,078,179	3,932,533
Provision for income taxes	185,085	358,058	705,563	1,217,253
Interest expense included in:
Costs of homes and land sold	53,578	39,542	160,944	161,221
Homebuilding other income (expense), net	3,116	4,472	13,874	18,771
Total interest expense	56,694	44,014	174,818	179,992
EBIT	$732,016	1,498,286	2,958,560	5,329,778
(1)Amount represents interest incurred related to Homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2025	2024	2025	2024
Homebuilding revenues:
Sales of homes	$8,854,844	9,500,991	32,097,245	33,778,149
Sales of land	21,190	39,568	130,232	93,384
Other homebuilding	9,239	8,125	39,203	34,893
Total revenues	8,885,273	9,548,684	32,266,680	33,906,426

Homebuilding costs and expenses:
Costs of homes sold	7,353,366	7,400,266	26,423,605	26,255,353
Costs of land sold	49,365	30,162	182,680	73,802
Selling, general and administrative	697,260	682,003	2,678,337	2,480,309
Total costs and expenses	8,099,991	8,112,431	29,284,622	28,809,464
Homebuilding net margins	785,282	1,436,253	2,982,058	5,096,962
Homebuilding equity in earnings from unconsolidated entities	20,742	12,410	83,652	66,448
Homebuilding other income (expense), net (1)	(88,064)	46,720	(50,458)	178,842
Homebuilding operating earnings	$717,960	1,495,383	3,015,252	5,342,252

Financial Services revenues	$308,827	304,550	1,198,197	1,109,263
Financial Services costs and expenses	174,996	150,074	585,731	532,079
Financial Services operating earnings	$133,831	154,476	612,466	577,184

Multifamily revenues	$158,661	88,917	680,627	411,537
Multifamily costs and expenses	183,167	101,875	750,011	521,455
Multifamily equity in earnings (loss) from unconsolidated entities and other income (expense), net	(19,701)	12,798	(6,071)	152,553
Multifamily operating earnings (loss)	$(44,207)	(160)	(75,455)	42,635

Lennar Other revenues	$14,848	4,737	41,430	14,226
Lennar Other costs and expenses	80,406	26,390	179,445	79,495
Lennar Other equity in earnings (loss) from unconsolidated entities and other	3,253	9,395	(11,250)	(7,878)
Lennar Other gains from technology investments	122,886	12,708	130,166	25,180
Lennar Other operating earnings (loss)	$60,581	450	(19,099)	(47,967)
(1) A one-time loss of $156 million on the Millrose exchange offer is included in both the three months and year ended November 30, 2025.

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
South Central: Arkansas, Kansas, Missouri, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,181	5,376	$1,953,711	2,213,237	$377,000	412,000
Central	6,390	6,252	2,348,045	2,443,130	367,000	391,000
South Central	6,099	4,845	1,405,448	1,215,228	230,000	251,000
West	5,362	5,721	3,200,070	3,682,454	597,000	644,000
Other	2	12	1,202	5,354	601,000	446,000
Total	23,034	22,206	$8,908,476	9,559,403	$386,000	430,000
Of the total homes delivered listed above, 103 homes with a dollar value of $54 million and an average sales price of $521,000 represent homes from unconsolidated entities for the three months ended November 30, 2025, compared to 112 homes with a dollar value of $58 million and an average sales price of $522,000 for the three months ended November 30, 2024.

	At November 30,		For the Three Months Ended November 30,
	2025	2024	2025	2024	2025	2024	2025	2024
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	380	321	5,244	3,597	$1,885,786	1,463,781	$360,000	407,000
Central	469	430	5,039	4,448	1,767,887	1,723,790	351,000	388,000
South Central	417	285	5,073	4,158	1,168,726	1,044,596	230,000	251,000
West	441	409	4,660	4,689	2,681,493	2,944,098	575,000	628,000
Other	1	2	2	3	1,202	2,898	601,000	966,000
Total	1,708	1,447	20,018	16,895	$7,505,094	7,179,163	$375,000	425,000
Of the total new orders listed above, 96 homes with a dollar value of $47 million and an average sales price of $485,000 represent homes in nine active communities from unconsolidated entities for the three months ended November 30, 2025, compared to 81 homes with a dollar value of $41 million and an average sales price of $512,000 in 11 active communities for the three months ended November 30, 2024.

	For the Years Ended November 30,
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	18,938	20,553	$7,107,647	8,385,431	$375,000	408,000
Central	20,492	19,856	7,747,913	7,855,609	378,000	396,000
South Central	23,416	18,844	5,579,035	4,763,692	238,000	253,000
West	19,713	20,914	11,857,853	12,938,104	602,000	619,000
Other	24	43	15,543	21,739	648,000	506,000
Total	82,583	80,210	$32,307,991	33,964,575	$391,000	423,000
Of the total homes delivered listed above, 442 homes with a dollar value of $211 million and an average sales price of $477,000 represent homes from unconsolidated entities for the year ended November 30, 2025, compared to 383 homes with a dollar value of $186 million and an average sales price of $487,000 for the year ended November 30, 2024.

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	For the Years Ended November 30,
	2025	2024	2025	2024	2025	2024
New Orders:	Homes		Dollar Value		Average Sales Price
East	20,385	17,379	$7,383,948	7,165,489	$362,000	412,000
Central	20,601	19,844	7,637,454	7,813,702	371,000	394,000
South Central	23,675	19,019	5,531,658	4,804,674	234,000	253,000
West	19,294	20,668	11,382,566	12,874,054	590,000	623,000
Other	23	41	15,195	20,562	661,000	502,000
Total	83,978	76,951	$31,950,821	32,678,481	$380,000	425,000
Of the total new orders listed above, 442 homes with a dollar value of $233 million and an average sales price of $527,000 represent homes from unconsolidated entities for the year ended November 30, 2025, compared to 315 homes with a dollar value of $176 million and an average sales price of $558,000 for the year ended November 30, 2024.

	At November 30,
	2025 (1)	2024	2025	2024	2025	2024
Backlog:	Homes		Dollar Value		Average Sales Price
East	4,783	3,336	$1,753,119	1,474,622	$367,000	442,000
Central	3,511	3,221	1,288,455	1,355,845	367,000	421,000
South Central	3,045	2,070	655,388	525,299	215,000	254,000
West	2,597	3,005	1,547,444	2,016,669	596,000	671,000
Other	—	1	—	349	—	349,000
Total	13,936	11,633	$5,244,406	5,372,784	$376,000	462,000
Of the total homes in backlog listed above, 79 homes with a backlog dollar value of $86 million and an average sales price of $1,089,000 represent the backlog from unconsolidated entities at November 30, 2025, compared to 79 homes with a backlog dollar value of $64 million and an average sales price of $807,000 at November 30, 2024.
(1) During the year ended November 30, 2025, backlog includes 908 acquired homes of which 181, 716 and 11 homes were in the Central, South Central and West homebuilding segments, respectively.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	November 30,
	2025	2024
ASSETS
Homebuilding:
Cash and cash equivalents	$3,441,324	4,662,643
Restricted cash	25,930	11,799
Receivables, net	1,002,629	1,053,211
Inventories:
Finished homes and construction in progress	8,822,271	10,884,861
Land and land under development	1,098,961	4,750,025
Inventory owned	9,921,232	15,634,886
Consolidated inventory not owned	1,696,401	4,084,665
Inventory owned and consolidated inventory not owned	11,617,633	19,719,551
Deposits and pre-acquisition costs on real estate	6,383,633	3,625,372
Investments in unconsolidated entities	1,545,370	1,344,836
Goodwill	3,442,359	3,442,359
Other assets	1,794,378	1,734,698
	29,253,256	35,594,469
Financial Services	3,377,413	3,516,550
Multifamily	902,136	1,306,818
Lennar Other	897,632	894,944
Total assets	$34,430,437	41,312,781

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,812,484	1,839,440
Liabilities related to consolidated inventory not owned	1,476,376	3,563,934
Senior notes and other debts payable, net	4,084,686	2,258,283
Other liabilities	2,691,876	3,201,552
	10,065,422	10,863,209
Financial Services	2,010,598	2,140,708
Multifamily	113,361	181,883
Lennar Other	100,447	105,756
Total liabilities	12,289,828	13,291,556
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,158	25,998
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,909,726	5,729,434
Retained earnings	22,471,471	25,753,078
Treasury stock	(6,457,609)	(3,649,564)
Accumulated other comprehensive income	6,011	7,529
Total stockholders’ equity	21,959,417	27,870,135
Noncontrolling interests	181,192	151,090
Total equity	22,140,609	28,021,225
Total liabilities and equity	$34,430,437	41,312,781

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2025	2024
Homebuilding debt	$4,084,686	2,258,283
Stockholders' equity	21,959,417	27,870,135
Total capital	$26,044,103	30,128,418
Homebuilding debt to total capital	15.7%	7.5%

Homebuilding debt	$4,084,686	2,258,283
Less: Homebuilding cash and cash equivalents	3,441,324	4,662,643
Net homebuilding debt	$643,362	(2,404,360)
Net homebuilding debt to total capital (1)	2.8%	(9.4)%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.